EXHIBIT 99


NEWS RELEASE

TelVue Corporation
Mt Laurel, NJ
For Immediate release

March 12, 2001

Sale Closes. Source Communications Group Becomes a Division of TelVue
Corporation

TelVue Corporation (TEVE:OB) announced today that it has completed the acquisition of the assets of privately held Source Communications Group of Mullica Hill, New Jersey for a purchase price of $1.3 Million.

TelVue Corporation is a public company that provides transactional Pay Per View processing services for over 735 cable TV and satellite companies nationwide. Source Communications Group is a privately held regional communications solution provider and network integrator that serves clients mainly in the Mid-Atlantic states. TelVue Corporation had sales of approximately $5 Million in the year 2000 and Source Communications Group has averaged sales of approximately $2 Million per year over the last several years. Both companies have operated profitably in recent years.

According to Frank Carcione, President of TelVue Corporation, the acquisition is part of a long-term business strategy pursuant to which TelVue Corporation plans to expand and diversify its operations. TelVue Corporation currently operates a wide area data network that connects the billing and data centers of its 735 individual cable affiliates to the public switched telephone network and the Internet. This allows consumers to order Pay Per View programs offered by their cable TV company using their telephone or personal computer connected to the Internet. Mr. Carcione said. "We are going to leverage our experience in engineering, developing, building, maintaining and operating highly sophisticated voice and data transport and processing systems by performing similar services for outside companies through Source Communications Group. As a solution provider and a network integrator our Source Communications Group Division will be a one stop shop for small and medium size companies that need someone to tie together and maintain all the pieces of their data and voice communications and processing systems. Because technology is expanding so fast, we have ascertained that small and medium sized businesses are an under-served market. This is where TelVue Corporation's Source Communication Group will fit in. We will be bringing our more sophisticated level of expertise, experience and knowledge of communications and data transport to a market that is looking to capitalize on today's technology but, up until now have found it difficult to find the right provider."

Jeff Kraengel is the President of Source Communications and Mr. Carcione had this to say about him, "Prior to our acquisition of Jeff's company, TelVue Corporation was a customer of Source Communications and Jeff was our "go-to guy" when we had a unique problem that needed to be solved. They (Source) have an outstanding reputation and ability to deliver. Keeping Jeff and his people together and integrating them into the TelVue Corporation structure may be the greatest asset we are acquiring." Mr. Kraengel said, "We are looking forward to becoming part of TelVue. Our philosophy has always been to offer our customers the highest levels of quality and service. We know from experience that TelVue Corporation shares this strategy with us. For us, this transaction means not only the ability to grow the business but to maintain the standards that we have set over these many years."

TelVue Corporation trades on the over the counter bulletin board service as TEVE (TEVE.OB). Its website is at http://www.telvue.com

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed in the TelVue Corporation's reports filed with the Securities and Exchange Commission.

TelVue Corporation
Don DeCinque
856-273-8888
decinque@telvue.com

Source Communications Group
Jeff Kraengel
856-223-1500